Exhibit 99.1

n e w s r e l e a s e

Executive Offices	For Further Information Contact:
One Parkway North Blvd.
Suite 100
Deerfield, IL 60015-2559	Richard W. Gochnauer
Chief Executive Officer
or
Victoria J. Reich
Sr. Vice President and Chief Financial Officer
United Stationers Inc.
(847) 627-7000

UNITED STATIONERS REPORTS RECORD 2010 EARNINGS PER SHARE
AND STRONG FOURTH QUARTER RESULTS

DEERFIELD, Ill., Feb. 10, 2011 — United Stationers Inc. (NASDAQ: USTR) reported strong results for its fourth quarter and year ended December 31, 2010, and record high 2010 earnings per share.

Fourth Quarter Financial Summary

•            Diluted earnings per share were $1.31 for 2010.  Excluding certain items, adjusted diluted earnings per share in 2010 were up 19% to $1.17(1) from $0.98(1) in 2009.

•            Net sales were $1.2 billion, up 0.3% from the prior year’s fourth quarter.

•            Gross margin was $189.5 million, or 16.0% of sales, versus $178.0 million, or 15.1% of sales, in 2009.

•            Operating expenses were $131.4 million in 2010.  Adjusted operating expenses were $136.9 million(1), or 11.5%(1) of sales in 2010, compared with $133.1 million(1), or 11.3%(1) of sales in 2009.

•            Operating income was $58.1 million in 2010.  Adjusted operating income in 2010 was up 17% to $52.6 million(1), or 4.4%(1) of sales, compared with $44.9 million(1), or 3.8%(1) sales, in the prior-year quarter.

•            Net income was $31.1 million in 2010.  Adjusted net income in the fourth quarter of 2010 was up 15% to $27.7 million(1) versus $24.1 million(1) in the prior-year quarter.

2010 Financial Summary

•            Diluted earnings per share were $4.67 for 2010.  Excluding certain items, adjusted diluted earnings per share in 2010 were up 12% to $4.37(1) from $3.91(1) in 2009.

•            Net sales were up from the prior year by 2.6% to $4.8 billion.

•            Gross margin was $730.6 million, or 15.1% of sales, versus $690.6 million, or 14.7% of sales in 2009.

•            Operating expenses in 2010 were $520.8 million.  Excluding the abovementioned items, adjusted operating expenses were $532.4 million(1), or 11.0%(1) of sales in 2010, compared with $513.6 million(1), or 10.9%(1) of sales in 2009.

•            Operating income was $209.8 million.  Excluding the abovementioned items, adjusted operating income in 2010 was up 12% to $198.2 million(1), or 4.1%(1) of sales, compared with $177.0 million(1), or 3.8%(1) of sales, in the prior year.

•            Net income was $112.8 million in 2010.  Adjusted net income in 2010 was up 12% to $105.6 million(1) versus $94.3 million(1) in the prior year.

•            Net cash provided by operating activities totaled $114.8 million versus $239.4 million last year.

•            Share repurchases totaled 1.96 million shares at a cost of $113.2 million.

“We set challenging goals for 2010 to which our associates responded by delivering strong results on behalf of our customers, suppliers, communities and investors,” said Richard W. Gochnauer, chief executive officer of United Stationers.  “Sales growth of 2.6% was largely driven by targeted growth initiatives that overcame lackluster economic conditions.  Disciplined execution enabled higher margins and solid cash flow, which was deployed to invest in growth strategies and returned to investors through share repurchases.  We set the stage for 2011 with investments aimed at advancing our value proposition for customers and suppliers, and are well positioned to accelerate results from our growth initiatives.”

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Fourth Quarter Results

Net sales for the fourth quarter of 2010 were $1.2 billion, up 0.3% versus the fourth quarter of 2009.  During the fourth quarter of 2010, sales in the industrial supplies category grew by 25%, while the office furniture and office products categories posted modest growth, at 1% and 0.4%, respectively. Technology category sales were down nearly 3% and the janitorial/breakroom category declined by just under 2%.

Gross margin for the latest quarter was $189.5 million, or 16.0% of sales, compared with $178.0 million, or 15.1% of sales in the prior year.  Gross margin benefited from increased supplier allowances which resulted from achieving higher rebate rates through volume growth and supplier program enhancements.  Gross margin was favorably affected by modestly higher product cost inflation, which was offset by higher LIFO costs resulting from increased inventory levels.

Operating expenses in the fourth quarter of 2010 were $131.4 million, including a favorable $11.9 million (non-cash/pre-tax) adjustment to reverse vacation pay liabilities, a charge of $9.1 million (pre-tax) related to a voluntary early retirement and workforce realignment program, and a $2.7 million (non-cash/pre-tax) liability reversal in the quarter for the termination of the post-retirement medical plan.  The full-year liability reversal was $8.8 million.  Operating expenses in the fourth quarter of 2009 were $119.1 million, including a $14.0 million favorable negotiated settlement with a service supplier.  Excluding these items, adjusted operating expenses in 2010 were $136.9 million(1), or 11.5%(1) of sales, compared with $133.1 million(1), or 11.3%(1) of sales in the prior year.  Operating expenses were affected by the reinstatement of employee-related benefits, higher variable compensation costs and continued investment in strategic growth initiatives.

Operating income in the fourth quarter of 2010 was $58.1 million compared to $58.9 million in the 2009 quarter.  Adjusted operating income was $52.6 million(1), or 4.4%(1) of sales, compared with $44.9 million(1), or 3.8%(1) of sales, in the prior-year quarter.

Diluted earnings per share for the fourth quarter of 2010 were $1.31 versus $1.33 in the prior-year quarter.  Adjusted diluted earnings per share for the fourth quarter of 2010 were $1.17(1), compared with $0.98(1) in the prior-year quarter.  Earnings per share growth was driven by strong operating income growth and the impact of 2010 share repurchases.

2010 Results

Net sales for 2010 were up 2.6% to $4.8 billion, compared with $4.7 billion in 2009. Gross margin in the latest year was $730.6 million, or 15.1% of sales, compared with $690.6 million, or 14.7% of sales in 2009. This margin favorability was mainly attributable to increased supplier allowances resulting from volume growth and program enhancements.

Operating expenses in 2010 totaled $520.8 million, including the abovementioned items.  Operating expenses in 2009 were $503.0 million, including the adjustment mentioned above and a pre-tax severance charge of $3.4 million.  Excluding these items, adjusted operating expenses in 2010 were $532.4 million(1), or 11.0%(1) of sales, compared with $513.6 million(1), or 10.9%(1) of sales in 2009.  Spending to support strategic initiatives was maintained and certain employee-related costs were reinstated throughout the year.  Despite this, overall expenses as a percent of sales remained relatively constant.

Operating income in 2010 was $209.8 million compared to $187.6 million in 2009.  Adjusted operating income was up 12% to $198.2 million(1) or 4.1%(1) of sales, compared with $177.0 million(1), or 3.8%(1) of sales, in 2009.

Diluted earnings per share for 2010 were $4.67 versus $4.19 in 2009.  Adjusted diluted earnings per share for 2010 were up 12% to $4.37(1), compared with $3.91(1) in the prior year.  Earnings per share growth was achieved through strong operating income growth and the impact of 2010 share repurchases.

Cash Flow and Debt Trends

Net cash provided by operating activities for 2010 totaled $114.8 million versus $239.4 million in 2009.  In 2010, inventory investments were made to support sales growth, while the prior-year’s cash flow was higher due to a significant reduction in inventory.  Cash flow used in investing activities, including capital expenditures and acquisitions, totaled $42.7 million in 2010, up from $14.8 million in 2009.

The company has approximately $850 million of total committed debt capacity with $441.8 million outstanding at December 31, 2010 and 2009.  Debt-to-total capitalization at December 31, 2010, declined to 36.8% from 38.5% at the end of 2009.  During 2010, the company repurchased 1.96 million shares for $113.2 million, which was partially offset by the collection of $38.5 million from the exercise of stock options.  The amount remaining under Board share repurchase authorizations at December 31, 2010 was $87.7 million.

“During 2010, we were able to return significant value to our shareholders by repurchasing shares while adding over $50 million to shareholders’ equity. Our liquidity and access to capital remain strong.  The company’s balance sheet position and cash flow generation support our intention to maintain a balanced approach to capital deployment including investments in the business, acquisitions and returning capital to shareholders,” Gochnauer stated.

2011 Outlook

“First quarter sales to date are up approximately 3%,” said Cody Phipps, president of United Stationers.  “We are encouraged by the early results from our growth strategies as we begin 2011.  While there are signs that segments of the economy are gradually improving, our focus remains on growth initiatives that are not totally dependent upon an economic recovery.  These include targeted strategies to attract new resellers and help resellers grow with a broader product offering, e-commerce development, public sector opportunities, and supply chain efficiency initiatives.”

Operating margins are expected to benefit from sales growth and margin enhancement initiatives, War on Waste cost savings, and the continued development of high value services for resellers and suppliers.  These factors should more than counter the negative effects of a competitive pricing environment and higher fuel costs. While the outlook for product cost inflation remains modest, the impact of last year-end’s investment buys will enhance first quarter margins.  Resource commitments and capital investments in 2011 will be focused on growth strategies and capability development.  Capital spending for the year is expected to total approximately $35 million.

“We have built a solid foundation of capable associates, operational excellence, and financial strength that underpin our growth strategies.  This gives us confidence in our ability to create long-term value for all of our stakeholders,” concluded Phipps.

Conference Call

United Stationers will hold a conference call followed by a question and answer session on Friday, February 11, 2011, at 10:00 a.m. CT, to discuss fourth quarter and 2010 results. To participate, callers within the U.S. and Canada should dial (800) 588-4973, and international callers should dial (847) 230-5643 approximately 10 minutes before the presentation.  The passcode is “28797701.”  To listen to the webcast, participants should visit the Investor Information section of the company’s website at ir.unitedstationers.com several minutes before the event is broadcast and follow the instructions provided to ensure that the necessary audio application is downloaded and installed.  This program is provided at no charge to the user.  In addition, interested parties can access an archived version of the call, also located on the Investor Information section of United Stationers’ website, about two hours after the call ends.  This news release, along with a financial slide presentation and other information relating to the call, also will be available on United’s website.

Forward-Looking Statements

This news release contains forward-looking statements, including references to goals, plans, strategies, objectives, projected costs or savings, anticipated future performance, results or events and other statements that are not strictly historical in nature. These statements are based on management’s current expectations, forecasts and assumptions. This means they involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied here. These risks and uncertainties include, but are not limited to the following: prevailing economic conditions and changes affecting the business products industry and the general economy; United’s ability to effectively manage its operations and to implement growth, cost-reduction and margin-enhancement initiatives; United’s reliance on key customers, and the business, credit and other risks inherent in continuing or increased customer concentration; United’s reliance on key suppliers and the supplier allowances and promotional incentives they offer; United’s reliance on independent resellers for a significant percentage of its net sales and therefore the importance of the continued independence, viability and success of these resellers; continuing or increasing competitive activity and pricing pressures within existing or expanded product categories, including competition from product manufacturers who sell directly to United’s customers; the impact of variability in customer and end-user demand patterns on United’s product sales mix and, in turn, on profit margins; the impact of a loss of, or substantial decrease in, the availability of products or service from key suppliers at competitive prices; the availability of financing sources to meet United’s business needs; United’s ability to manage inventory in order to maximize sales and supplier allowances while minimizing excess and obsolete inventory; United’s ability to maintain its existing information technology and e-commerce systems and to successfully procure and implement new systems without business disruption or other unanticipated difficulties or costs; United’s ability to effectively identify, consummate and integrate acquisitions; United’s reliance on key management personnel, both in day-to-day operations and in execution of new business initiatives; and the effects of hurricanes, acts of terrorism and other natural or man-made disruptions.

Shareholders, potential investors and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. For additional information about risks and uncertainties that could materially affect United’s results, please see the company’s Securities and Exchange Commission filings.  The forward-looking information in this news release is made as of this date only, and the Company does not undertake to update any forward-looking statement.  Investors are advised to consult any further disclosure by United regarding the matters discussed in this release in its filings with the Securities and Exchange Commission and in other written statements it makes from time to time.  It is not possible to anticipate or foresee all risks and uncertainties, and investors should not consider any list of risks and uncertainties to be exhaustive or complete.

Company Overview

United Stationers Inc. is a leading wholesale distributor of business products, with 2010 net sales of approximately $4.8 billion.  The company stocks approximately 100,000 items, including technology products, traditional office products, janitorial and breakroom supplies, office furniture, and industrial supplies.  A network of 64 distribution centers allows it to deliver these products to over 25,000 reseller customers.  This network, combined with United’s depth and breadth of inventory, enables the company to ship most products overnight to more than 90% of the U.S. and major cities in Mexico. For more information, visit www.unitedstationers.com.

United Stationers’ common stock trades on the NASDAQ Global Select Market under the symbol USTR.

(1)This is non-GAAP information.  A reconciliation of these items to the most comparable GAAP measures is presented at the end of this news release.  Except as noted, all references within this news release to financial results are presented in accordance with U.S. Generally Accepted Accounting Principles.

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United Stationers Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2010	2009	2010	2009

Net sales	$1,186,468	$1,183,046	$4,832,237	$4,710,291
Cost of goods sold	996,879	1,005,050	4,101,682	4,019,650
Gross profit	189,589	177,996	730,555	690,641

Operating expenses:
Warehousing, marketing and administrative expenses	131,445	119,106	520,754	503,013

Operating income	58,144	58,890	209,801	187,628

Interest expense, net	6,690	6,549	25,992	27,323

Other expense, net	809	—	809	204

Income before income taxes	50,645	52,341	183,000	160,101

Income tax expense	19,585	19,503	70,243	59,116

Net income	$31,060	$32,838	$112,757	$100,985

Net income per share - diluted	$1.31	$1.33	$4.67	$4.19
Weighted average number of common shares – diluted	23,728	24,622	24,143	24,096

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United Stationers Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in thousands, except share data)

	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$21,301	$18,555
Accounts receivable, net*	628,119	641,317
Inventories	684,091	590,854
Other current assets	31,895	33,026
Total current assets	1,365,406	1,283,752

Property, plant and equipment, net	135,301	135,032
Intangible assets, net	61,441	62,932
Goodwill	328,581	314,429
Other long-term assets	17,934	12,371
Total assets	$1,908,663	$1,808,516

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$6,800	$—
Accounts payable	421,566	390,883
Accrued liabilities	186,387	171,366
Total current liabilities	614,753	562,249

Deferred income taxes	14,053	4,052
Long-term debt	435,000	441,800
Other long-term liabilities	85,259	93,702
Total liabilities	1,149,065	1,101,803

Stockholders’ equity:
Common stock, $0.10 par value; authorized – 100,000,000 shares, issued — 37,217,814 shares in 2010 and 2009	3,722	3,722
Additional paid-in capital	400,910	387,131
Treasury stock, at cost — 14,123,953 and 13,237,495 shares at December 31, 2010 and 2009, respectively	(772,698)	(700,294)
Retained earnings	1,170,831	1,058,074
Accumulated other comprehensive loss, net of tax	(43,167)	(41,920)
Total stockholders’ equity	759,598	706,713
Total liabilities and stockholders’ equity	$1,908,663	$1,808,516

*Retained interest in accounts receivable sold was $405.5 million at December 31, 2010 and $445.3 million at December 31, 2009.

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United Stationers Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	For the Years Ended December 31,
	2010	2009
Cash Flows From Operating Activities:
Net income	$112,757	$100,985
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	36,840	40,747
Share-based compensation	14,100	12,266
Loss on the disposition of property, plant and equipment	117	566
Amortization of capitalized financing costs	735	927
Excess tax benefits related to share-based compensation	(5,477)	(712)
Deferred income taxes	12,916	(10,340)
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable and retained interest in accounts receivable sold, net	13,928	(31,175)
(Increase) decrease in inventory	(92,055)	89,815
(Increase) decrease in other assets	(2,593)	2,106
Increase in accounts payable	35,384	647
(Decrease) increase in checks in-transit	(5,178)	49,244
Increase (decrease) in accrued liabilities	4,550	(18,212)
(Decrease) increase in other liabilities	(11,201)	2,531
Net cash provided by operating activities	114,823	239,395
Cash Flows From Investing Activities:
Capital expenditures	(27,276)	(14,924)
Proceeds from the disposition of property, plant and equipment	58	95
Acquisition and investment, net of cash acquired	(15,527)	—
Net cash used in investing activities	(42,745)	(14,829)
Cash Flows From Financing Activities:
Net repayments under Revolving Credit Facility	—	(221,300)
Net proceeds from share-based compensation arrangements	38,450	4,818
Acquisition of treasury stock, at cost	(113,183)	—
Excess tax benefits related to share-based compensation	5,477	712
Payment of debt issuance costs	(99)	(897)
Net cash used in financing activities	(69,355)	(216,667)
Effect of exchange rate changes on cash and cash equivalents	23	(6)
Net change in cash and cash equivalents	2,746	7,893
Cash and cash equivalents, beginning of period	18,555	10,662
Cash and cash equivalents, end of period	$21,301	$18,555

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United Stationers Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Adjusted Operating Income, Net Income and Diluted Earnings Per Share

 (in millions, except share data)

	For the Three Months Ended December 31,
	2010		2009
		% to		% to
	Amount	Net Sales	Amount	Net Sales

Sales	$1,186.5	100.00%	$1,183.0	100.00%

Gross profit	$189.5	15.97%	$178.0	15.05%

Operating expenses	$131.4	11.07%	$119.1	10.07%
Vacation pay policy change	11.9	1.01%	—	—
Early retirement / workforce realignment	(9.1)	(0.77)%	—	—
Post-retirement medical plan termination	2.7	0.23%	—	—
Negotiated settlement with a service supplier	—	—	14.0	1.18%
Adjusted operating expenses	$136.9	11.54%	$133.1	11.25%

Operating income	$58.1	4.90%	$58.9	4.98%
Operating expense item noted above	(5.5)	(0.47)%	(14.0)	(1.18)%
Adjusted operating income	$52.6	4.43%	$44.9	3.80%

Net income	$31.1		$32.8
Operating expense item noted above	(3.4)		(8.7)
Adjusted net income	$27.7		$24.1

Net income per share - diluted	$1.31		$1.33
Per share operating expense item noted above	(0.14)		(0.35)
Adjusted net income per share - diluted	$1.17		$0.98

Adjusted net income per share - diluted growth rate over the prior year period	19%

Weighted average number of common shares - diluted	23,728		24,622

Note: Adjusted Operating Expenses, Operating Income, Net Income and Earnings Per Share in the fourth quarter of 2010 excludes the effects of a vacation pay policy change, early retirement / workforce realignment, and terminating the post-retirement medical plan.  The fourth quarter of 2009, was adjusted to exclude a positive settlement with a service supplier.  Generally Accepted Accounting Principles require that the effects of these items be included in the Condensed Consolidated Statements of Income.  Management believes that excluding these items is an appropriate comparison of its ongoing operating results to last year and that it is helpful to provide readers of its financial statements with a reconciliation of these items to its Condensed Consolidated Statements of Income reported in accordance with Generally Accepted Accounting Principles.

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United Stationers Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Adjusted Operating Income, Net Income and Diluted Earnings Per Share

 (in millions, except share data)

	For the Years Ended December 31,
	2010		2009
		% to		% to
	Amount	Net Sales	Amount	Net Sales

Sales	$4,832.2	100.00%	$4,710.3	100.00%

Gross profit	$730.6	15.12%	$690.6	14.66%

Operating expenses	$520.8	10.78%	$503.0	10.68%
Vacation pay policy change	11.9	0.25%	—	—
Early retirement / workforce realignment	(9.1)	(0.19)%	—	—
Post-retirement medical plan termination	8.8	0.18%	—	—
Negotiated settlement with a service supplier	—	—	14.0	0.30%
Severance charges	—	—	(3.4)	(0.08)%
Adjusted operating expenses	$532.4	11.02%	$513.6	10.90%

Operating income	$209.8	4.34%	$187.6	3.98%
Operating expense items noted above	(11.6)	(0.24)%	(10.6)	(0.22)%
Adjusted operating income	$198.2	4.10%	$177.0	3.76%

Net income	$112.8		$101.0
Operating expense items noted above	(7.2)		(6.7)
Adjusted net income	$105.6		$94.3

Net income per share - diluted	$4.67		$4.19
Per share operating expense items noted above	(0.30)		(0.28)
Adjusted net income per share - diluted	$4.37		$3.91

Adjusted net income per share - diluted growth rate over the prior year period	12%

Weighted average number of common shares - diluted	24,143		24,096

Note: Adjusted Operating Expenses, Operating Income, Net Income and Earnings Per Share in 2010 excludes the effects of a vacation pay policy change, early retirement / workforce realignment, and terminating the post-retirement medical plan.  The results for 2009 were adjusted to exclude a positive settlement with a service supplier and severance charges.  Generally Accepted Accounting Principles require that the effects of these items be included in the Condensed Consolidated Statements of Income.  Management believes that excluding these items is an appropriate comparison of its ongoing operating results to last year and that it is helpful to provide readers of its financial statements with a reconciliation of these items to its Condensed Consolidated Statements of Income reported in accordance with Generally Accepted Accounting Principles.

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